EXHIBIT 99.1
For Immediate Release

QUALMARK CORPORATION REPORTS THIRD QUARTER FINANCIAL AND OPERATING RESULTS

(October 24, 2007) — Denver, Colorado — Qualmark Corporation (OTCBB: QMRK) a world leader in designing, manufacturing and marketing HALT (Highly Accelerated Life Testing), HASS (Highly Accelerated Stress Screening) and electro-dynamic systems, today announced results for the third quarter ended September 30, 2007.
Revenue for the quarter ended September 30, 2007 was $2,709,000 as compared to $3,638,000 for the comparable period in 2006. Net loss for the quarter was $189,000 or ($0.02) per diluted share as compared to net income of $192,000, or $0.01 per diluted share for the third quarter of the prior year.
For the nine months ended September 30, 2007, revenue was $9,996,000 as compared to $12,124,000 for the comparable period in 2006. Net loss was $78,000 or ($0.01) per diluted share as compared to net income of $722,000 or $0.08 per diluted share for the same period of the prior year.
Charles Johnston, President and Chief Executive Officer, stated, “During the first nine months of the year we saw a decline in overall demand for equipment purchases industry wide, however we remain the market leader in the accelerated testing (HALT/HASS) industry. The slowdown in capital spending is reflective of overall concerns about the economy and a general cautiousness in expansion and replacement spending decisions. As we deal with future challenges, we continue to offer our customers a full range of superior products and services, with the personal attention they deserve, this said, I believe we have the capacity to gain market share during a period in which an industry wide slow down persists.”
“Although we are disappointed with our operating and financial results, our plan for the remainder of the year includes initiatives to significantly expand market presence and penetration. The recent appointment of a Vice President of Sales and Marketing will provide us with opportunities to establish some new business partnerships. We are also continuing to look for and pursue potential acquisitions and strategic partnerships,” continued Mr. Johnston.
“We are also seeing some solid growth in the electrodynamic business through our Ling Electronics subsidiary. Revenue for the third quarter was $1.1 million and $2.5 million for the nine-month period, both of which are record numbers. I am very pleased with the execution by our Ling team and their continued growth efforts. Ling continues to serve a broad client base, which diversifies our business model and strengthens the Company,” concluded Mr. Johnston.
Qualmark’s quarterly conference call to discuss third quarter 2007 results will be held today, October 24, 2007 at 11:00 a.m. Eastern Time.
To participate via conference call dial 888-318-6430 no later than 10:50 a.m. EST on October 24th. The leader name is Charles Johnston. The Qualmark security code to access this earnings call is QUALMARK.

	Quarter to Date		Year to Date
	September 30		September 30
	2007	2006	2007	2006

HALT/HASS segment revenue	$1,596,000	$2,931,000	$7,470,000	$9,884,000

Electrodynamic segment revenue	1,113,000	707,000	2,526,000	2,240,000

Total revenue	2,709,000	3,638,000	9,996,000	12,124,000

Gross profit	974,000	1,388,000	4,084,000	5,096,000

Gross profit margin	36.0%	38.2%	40.9%	42.0%

Income (loss) from operations	(270,000)	183,000	86,000	986,000

Pretax income (loss)	(339,000)	99,000	(146,000)	752,000

Net income (loss)	$(189,000)	$192,000	$(78,000)	$722,000

Earnings Per Share:

Basic:

Net income (loss)	$(189,000)	$192,000	$(78,000)	$722,000

Preferred stock dividends	—	(34,000)	—	(156,000)

Accretion of redeemable preferred stock	—	(109,000)	—	(183,000)

Net income (loss) available to common shareholders	$(189,000)	$49,000	$(78,000)	$383,000

Basic earnings (loss) per share	($0.02)	$0.01	($0.01)	$0.08

Basic weighted average shares outstanding	8,825,000	6,240,000	8,805,000	5,050,000

Diluted:

Net income (loss)	$(189,000)	$192,000	$(78,000)	$722,000

Preferred stock dividends	—	(34,000)	—	(156,000)

Accretion of redeemable preferred stock	—	(109,000)	—	(183,000)

Interest expense from convertible debt	—	19,000	—	55,000

Net income (loss) available to common shareholders - Diluted	$(189,000)	$68,000	$(78,000)	$438,000

Diluted earnings (loss) per share	($0.02)	$0.01	($0.01)	$0.08

Diluted weighted average shares outstanding	8,825,000	6,931,000 (a)	8,805,000	5,799,000 (a)

(a)	Does not include common shares obtainable upon conversion of preferred stock, as the effect would be anti-dilutive.

Qualmark Corporation, headquartered in Denver, Colorado is the leader in designing, marketing, and manufacturing accelerated life-testing systems (HALT and HASS) providing the world’s largest corporations with solutions that improve product reliability and allow them to get to market faster. The Company has installed more than 600 of its proprietary testing systems in 30 countries. The Company operates and partners with ten testing facilities worldwide.
The Company also offers electrodynamic vibration solutions through its subsidiary, Ling Electronics.
Ling Electronics, headquartered in West Haven, Connecticut is the leader in supplying electrodynamic systems, components, and service to the worldwide vibration test equipment market.
The statements included in this press release concerning predictions of economic performance and management’s plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Company’s Securities and Exchange Commission filings; downturns in the Company’s primary markets; variability of order flow, future economic conditions; competitive products and pricing; new product development; disruptions in the Company’s operations from acts of God or extended maintenance; transportation difficulties; or the delivery of product under existing contracts and other factors.
Contact:
Qualmark Corporation
Charles Johnston, President and CEO
Anthony Scalese, CFO
303-254-8800
Internet: www.qualmark.com
Andrew Barwicki, Investor Relations
516-662-9461